Exhibit 4(h)


                       AGREEMENT AS TO EXPENSES AND LIABILITIES

                    AGREEMENT dated as of November 1, 1996, between The Montana Power Company, a Montana corporation ("Montana Power"), and Montana Power Capital I, a Delaware business trust (the "Trust").

                    WHEREAS, the Trust intends to issue and sell its preferred securities (the "Preferred Securities") and to apply the proceeds of such sale to the purchase from Montana Power of Montana Power's Junior Subordinated Debentures;

                    NOW, THEREFORE, in consideration of the acceptance of the Preferred Securities by each holder thereof, which acceptance Montana Power acknowledges shall benefit Montana Power and which acceptance Montana Power acknowledges will be made in reliance upon the execution and delivery of this Agreement, Montana Power, and the Trust hereby agree as follows:

                                      ARTICLE I

                    Section 1.01.  Assumption by Montana Power.  Subject to
                                   ---------------------------
          the terms and conditions hereof, Montana Power hereby irrevocably and unconditionally assumes the full payment, when and as due, of any and all Obligations (as hereinafter defined) to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries"). As used herein, "Obligations" means any indebtedness, expenses or liabilities of the Trust, other than obligations of the Trust to pay to holders of any Trust Securities the amounts due such holders pursuant to the terms of the Trust Securities. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

                    Section 1.02.  Term of Agreement.  This Agreement shall
                                   -----------------
          terminate and be of no further force and effect upon the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any Beneficiary must restore payment of any sum paid on account of any Obligation, under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

                    Section 1.03.  Waiver of Notice.  Montana Power hereby
                                   ----------------
          waives (i) notice of acceptance of this Agreement and of any Obligation to which it may apply, and (ii) presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

                    Section 1.04.  No Impairment.  The obligations,
                                   -------------
          covenants, agreements and duties of Montana Power under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                    (a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

                    (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

                    (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

          Neither the Trust nor any Beneficiary shall have any obligation to give notice to, or obtain the consent of, Montana Power with respect to the happening of any of the foregoing.

                    Section 1.05.  Enforcement.  A Beneficiary may enforce
                                   -----------
          this Agreement directly against Montana Power, and Montana Power waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against Montana Power.


                                      ARTICLE II

                    Section 2.01.  Binding Effect.  All of the obligations,
                                   --------------
          covenants, agreements and duties contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of Montana Power.

                    Section 2.02.  Amendment.  So long as there shall
                                   ---------
          remain any Beneficiary or any Preferred Securities shall be outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Preferred Securities.

                    Section 2.03.  Notices.  Any notice, request or other
                                   -------
          communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex), to wit:

                         Montana Power Capital I
                         c/o  The Montana Power Company
                              40 East Broadway
                              Butte, Montana  59701-9989
                                Facsimile No.:  (406) 497-3018
                                Attention:  Administrative Trustees

                         The Montana Power Company
                         40 East Broadway
                         Butte, Montana  59701-9989
                           Facsimile No.:  (406) 497-3018
                           Attention:  Treasurer

                    Section 2.04 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS
          PRINCIPLES).

                    THIS AGREEMENT is executed as of the day and year first above written.

                                   THE MONTANA POWER COMPANY


                                   By: /s/ J.P. Pederson
                                      ------------------------------------
                                      Name: J. P. Pederson
                                      Title: Vice President and Chief
                                             Financial and Information
                                             Officer

                                   MONTANA POWER CAPITAL I


                                   By: /s/ E. M. Senechal
                                      -----------------------------------
                                        E. M. Senechal, not in her
                                        individual capacity, but solely
                                        as Administrative Trustee